CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 12, 2012, for the year ended December 31, 2011, the period February 10, 2010 (Inception) to December 31, 2010, related to the financial statements of Pershing Gold Corporation (Formerly Sagebrush Gold Ltd.), and the unaudited interim financial statements for the six months ended June 30, 2012, which appear in Pershing Gold Corporation to Registration Statement on Form S-1/A filed on or about October 1, 2012.

/s/ KBL, LLP
New York, NY
October 1, 2012

110 Wall Street, 11th Floor, New York, NY 10005	212.785-9700